EXHIBIT 99.1

FOR IMMEDIATE RELEASE SEPTEMBER 19, 2005	N e w s R e l e a s e Chesapeake Energy Corporation P. O. Box 18496 Oklahoma City, OK 73154

INVESTOR CONTACT: JEFFREY L. MOBLEY, CFA VICE PRESIDENT- INVESTOR RELATIONS AND RESEARCH (405) 767-4763	MEDIA CONTACT: THOMAS S. PRICE, JR. SENIOR VICE PRESIDENT - CORPORATE DEVELOPMENT (405) 879-9257

CHESAPEAKE ENERGY CORPORATION AND GASTAR EXPLORATION LTD. ANNOUNCE LETTER OF INTENT

Chesapeake Agrees to Acquire 19.9% of Gastar’s Common Stock and a 33% Interest in

Gastar’s Hilltop Prospect, Also Forms a 50/50 AMI to Explore 13 Counties in East Texas

OKLAHOMA CITY, OK and HOUSTON, TX - SEPTEMBER 19, 2005 - Chesapeake Energy Corporation (NYSE: CHK) and Gastar Exploration Ltd. (TSX: YGA; OTHER OTC: GSREF.PK) jointly announced today that they have executed a Letter of Intent (“LOI”) outlining the terms under which Chesapeake proposes to i) acquire new common shares from Gastar equal to 19.9% of Gastar’s outstanding common shares, ii) acquire a 33% working interest in Gastar’s Deep Bossier play in the Hilltop Prospect area of Leon and Robertson Counties of East Texas and iii) form an area of mutual interest (“AMI”) to explore 13 counties in East Texas.

Under the terms of the LOI, Chesapeake will acquire for cash newly issued common shares equal to 19.9% of Gastar’s basic outstanding shares at a price equal to the lesser of i) $3.31 per share (or approximately USD $2.80 per share at current exchange rates) or ii) the average of the closing price of Gastar’s stock for the three business days immediately preceding the date of closing (the “Average Price”), with such Average Price not to be less than $3.15 per share (or approximately USD $2.66 per share at current exchange rates). Gastar currently has 135.2 million common shares outstanding and will issue to Chesapeake approximately 26.9 million new shares.

From the stock offering, Gastar expects to raise approximately CND $84 to $89 million (or approximately USD $72 to 75 million at current exchange rates) and plans to use the proceeds to accelerate its drilling activities in East Texas, reduce short-term debt, and for general corporate purposes. Chesapeake will be granted registration rights for the shares issued pursuant to this transaction.

Under the terms outlined in the LOI, Chesapeake will also purchase from Gastar for cash and the drilling commitment described below an undivided 33.33% of all of Gastar’s leasehold working interest in the Deep Bossier Hilltop Prospect, less and except the 160 acre units surrounding each of Gastar’s existing wellbores. In the Hilltop Prospect Gastar currently owns approximately 54,000 gross acres and 38,000 net acres. The acreage purchase price of approximately USD $8.6 million shall be paid in cash by Chesapeake at closing.

With respect to operations on Gastar’s retained 66.67% leasehold working interest in the properties proposed to be assigned to Chesapeake, Chesapeake will pay a disproportionate amount of the drilling costs through casing point on the first six (6) wells drilled by the parties in the Hilltop Prospect to a depth sufficient to test the Deep Bossier Formation (an approximate depth of 19,000’), proportionately reduced to the combined interest of Gastar and Chesapeake in each such well. Under this arrangement, Chesapeake would bear 44.44% of the costs through casing point on an 8/8ths basis for a 33.33% working interest. Gastar will be designated the operator of all wells drilled in the Hilltop Prospect and Chesapeake has agreed to provide 1-2 additional drilling rigs to Gastar in early 2006 if needed to increase its rig count at Hilltop.

Chesapeake and Gastar will also form an AMI covering all of Leon, Robertson, Houston, Cherokee, Madison, Anderson, Angelina, Nacogdoches, Trinity, Polk, Shelby, San Augustine and Sabine Counties, Texas (the “AMI Area”). For a period of three (3) years from the Closing Date, Gastar shall offer Chesapeake the exclusive first right to purchase up to an undivided 50% of any leasehold/working interest rights acquired by Gastar in the AMI Area on pre-determined terms. The AMI will be “one-way”, that is Chesapeake will not be obligated to present to Gastar any interests it now owns or acquires in the future in the AMI Area.

The proposed transaction is subject to satisfactory completion of a due diligence investigation by Chesapeake and the negotiation of a mutually agreeable stock purchase agreement, registration rights agreement, lease purchase agreement, lease assignment form and joint operating agreement for the Hilltop Prospect. Gastar expects to execute definitive agreements and issue the stock to Chesapeake by October 31, 2005. Any sale of Gastar’s leasehold interest shall be subject to any existing rights of first refusal held by third parties through existing Joint Operating Agreements.

Aubrey K. McClendon, Chesapeake’s Chairman and CEO, commented. “We are pleased to announce today’s agreements with Gastar. We have known Russ for years and have admired his success in building Gastar and developing the Hilltop Prospect. We believe today’s announced transactions will benefit both companies and we look forward to a long and mutually beneficial relationship with Gastar.”

Also commenting on the agreement, J. Russell Porter, Gastar’s President and CEO stated, “Gastar is very excited to partner with Chesapeake, not only on a working interest basis in our East Texas activities but also corporately through Chesapeake’s equity investment in Gastar. This transaction will result in Gastar’s current business plan being fully funded through 2006 to pursue its operating plans in East Texas. We are proud that Chesapeake has decided to assist us in this endeavor.”

Chesapeake Energy Corporation is the third largest independent producer of natural gas in the U.S. Headquartered in Oklahoma City, the company’s operations are focused on exploratory and developmental drilling and property acquisitions in the Mid-Continent, Permian Basin, South Texas, Texas Gulf Coast, Barnett Shale, and Ark-La-Tex regions of the United States. The company’s Internet address is www.chkenergy.com.

Gastar Exploration Ltd. is an exploration and production company focused on finding and developing natural gas assets in North America and Australia. The Company pursues a balanced strategy combining select higher risk, deep natural gas exploration prospects with low-risk coal bed methane (CBM) development. The Company owns and controls exploration and development acreage in the Deep Bossier gas play of East Texas and in the deep Trenton-Black River play in the Appalachian Basin. Gastar’s CBM activities are conducted within the Powder River Basin of Wyoming and upon the approximate 3.5 million acres controlled by Gastar and its Joint Development partners in Australia’s Gunnedah Basin, PEL 238 and Gastar’s Gippsland Basins located in New South Wales and Victoria respectively. The company’s internet address is www.gastar.com.

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